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                                                                  EXHIBIT (10)-1

                              EMPLOYMENT AGREEMENT




               THIS AGREEMENT made and entered into as of the 2nd day of January, 1996 by and between THE FORSCHNER GROUP, INC., a Delaware corporation, (hereinafter referred to as "Forschner" or "the Company"), and JAMES W. KENNEDY (hereinafter referred to as "Mr. Kennedy").

               WHEREAS, Mr. Kennedy has been Co-Chairman and Chief Executive Officer of Forschner since February, 1994 and has been continuously employed as an officer by Forschner since 1981, and

               WHEREAS, Forschner is desirous of the continuation of Mr. Kennedy's employment with the Company.

               NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, the parties hereto agree as follows:

               l. TERM OF AGREEMENT. The term of this Agreement shall commence on the date hereof and terminate five years from the date hereof (the "Term").

               2. DUTIES AND PERFORMANCE. (a) During the term of this Agreement, Mr. Kennedy shall be employed in such executive



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capacity as the Board of Directors shall deem appropriate and shall be available to consult and advise on such executive duties as might be requested by senior management of the Company. It is anticipated that Mr. Kennedy's expertise and experience would lead to frequent requests for assistance on, most particularly, but not limited to, issues dealing with the maintenance of corporate trademarks; corporate legal matters; plus support relative to strategic relations with the Victorinox Cutlery Company. Mr. Kennedy shall make himself available to assist with these duties to the Company for a minimum of 85 hours per month. If nominated and elected to the Board of Directors of the Company, Mr. Kennedy agrees to serve as a director of the Company and on any committees of the Board of Directors to which he is elected. Nothing herein shall be deemed to require Mr. Kennedy to relocate outside of the state of Connecticut.

               3. BASE SALARY . Forschner shall pay to Mr. Kennedy base salary at the rate of $140,000 per annum, payable in such installments as shall accord with the normal pay practices of the Company.

               4.     BENEFITS.  (a) When eligible under non-
discriminatory standards, Mr. Kennedy shall be entitled to participate during the Term in any employee benefit plans maintained by the Company available to executive officers of the


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Corporation, and shall be entitled to such vacations and holidays as the Company may establish as Company policy.

                      (b) Forschner shall reimburse Mr. Kennedy, in accordance with Forschner's policy applicable to executive officers then in effect, for travel expenses incurred at the request of Forschner.

                      (c) Forschner shall provide to Mr. Kennedy for Mr. Kennedy's exclusive use an automobile of his choosing with a monthly lease price of no more than $800.00 per month inclusive of capital cost reductions, bank fees and other such charges.

                      (d) Forschner shall use all reasonable efforts to maintain in full force and effect during the Term all life insurance policies it currently maintains on the life of Mr. Kennedy, provided that this subsection shall not relate to policies of which the Company is the beneficiary.

                      (e) Forschner shall pay to Mr. Kennedy a bonus of $300,000 on or before on or before January 15, 1996.

               5. TERMINATION OF AGREEMENT. (a) The Company shall be entitled to terminate this agreement in any of the following circumstances:

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                             (i)    For "cause" by reason of the occurrence
of any of the following: (A) willful misfeasance or gross negligence by Mr. Kennedy in the conduct of Mr. Kennedy's duties including the failure of Mr. Kennedy to follow lawful orders of the Board of Directors or Chief Executive Officer of the Company, (B) a material breach by Mr. Kennedy of this Agreement,
(C) the commission of acts of dishonesty or moral turpitude by Mr. Kennedy that are detrimental to the Company and/or its affiliates, or (D) the conviction of, or nolo contendere plea by, Mr. Kennedy in respect of any felony.

                             (ii) Mental or physical incapacity or inability of
Mr. Kennedy to perform his duties for a consecutive period of 120 days or a non-consecutive period of 180 days during any twelve month period; or

                             (iii)          The death of Mr. Kennedy.

                      (b) In the event of termination pursuant to the terms of this section, the obligations of the Company to provide benefits other than those already vested as provided herein shall cease upon such termination.

               6. COVENANT NOT TO COMPETE. (a) Mr. Kennedy acknowledges that in the course of his employment hereunder and his employment by the Company, he has and will become privy to




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various economic and trade secrets and relationships of the Company and its affiliates. Therefore, in consideration of this Agreement, Mr. Kennedy hereby agrees that he will not, directly or indirectly, except for the benefit of the Company or its affiliates:

                             (i)    during the term of this Agreement and
thereafter, on behalf of himself or any other person:

                                    (A)     solicit, entice, persuade or
induce any employee of the Company or any affiliate, or any other person, who is under contract with or rendering services or supplying products to the Company or any affiliate, or any such individual or entity who held any such status during the two-year period preceding termination of this Agreement, (w) to terminate his or its employment by, or contractual relationship with, the Company or any affiliate or (x) to refrain from extending or renewing the same (upon the same or new terms) or (y) to refrain from rendering services to the Company or any affiliate, or (z) to become employed by or to enter into contractual relations with persons other than the Company; or

                                    (B)     authorize or knowingly approve or
assist in the taking of any such actions by any person other than the Company.


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                             (ii)(A) subject to the exceptions contained
in Section 6(a)(ii)(B), for a period ending three years after termination of this Agreement, directly or indirectly, whether as employee, consultant, officer, director, partner, shareholder or otherwise compete with the business of Forschner as the same is then conducted nor engage in the business of selling or offering for sale watches or knives.

                                    (B) this subsection 6(a)(ii) shall not
restrict Mr. Kennedy from: (x) in any capacity participating in the sale of golf equipment to any persons nor (y) the sale to golf pros and golf pro shops of products purchased from Forschner for use as awards or premiums, nor (z) the sale to such persons for such purpose of watches which are not competitive with any watches then being sold or offered for sale by Forschner.

                                    (C)  for purposes of this subsection  6
(a)(ii) the term "Forschner" shall include Forschner and all entities directly or indirectly controlled, controlling or under common control with Forschner provided that if Forschner becomes controlled by another entity, the restrictions of that section shall not apply to businesses of that controlling entity and its other controlled affiliates other than businesses in which Forschner and its affiliates were engaged at the time of such change of control and logical extensions of such businesses.



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                             (b)(i)         Mr. Kennedy acknowledges that he
has substantial capabilities and experience in fields other than those which would be competitive with the Company and that the restrictions set forth above would not hinder his ability to earn a livelihood.

                             (ii)   If any of the restrictions set forth in
this Section 6 should, for any reason whatsoever, be declared invalid by a court of competent jurisdiction, the validity or enforceability of the remainder of such restrictions shall not thereby be adversely affected. Mr. Kennedy agrees that the territorial and time limitations and other restrictions in this Section 6 are reasonable and properly required for the adequate protection of the business of the Company, and that if any such territorial or time limitations or other restrictions is held unreasonable by a court of competent jurisdiction, then he agrees and submits to the reduction of said territorial or time limitation or other restrictions to such area or period as such court shall find reasonable.

                      (c)    The provisions of this Section 6 shall
survive termination of this Agreement. Notwithstanding the foregoing, Mr. Kennedy shall not be bound by the provisions of Section 6(a)(ii) above if his employment hereunder is terminated by the Company other than pursuant to Section 5(a) hereof.


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               7. CONFIDENTIALITY. During the term of this Agreement and
thereafter, Mr. Kennedy will keep secret and will not, without the express written consent of the Company:

                      (a)    knowingly divulge or communicate to any
third person, or use for the benefit of Mr. Kennedy or any third person, any trade secrets or privileged, proprietary or confidential information used or owned by the Company or any affiliate or disclosed to or learned by him in the course of his employment by the Company including, without limitation, information concerning products, profitability, the identity of, and information relating to dealings with customers and suppliers; or

                      (b) retain for the benefit of himself or any third person any document or paper used or owned by the Company or any affiliate or coming into his possession in the course of his employment hereunder or make or cause to be made any copy, abstract, or summary thereof.

               8. REMEDIES. Because the services of Mr. Kennedy hereunder are unique and extraordinary and the Company does not have an adequate remedy at law to protect its business from Mr. Kennedy's competition or to protect its interest in its trade secrets, confidential information and similar commercial assets, Mr. Kennedy agrees that any breach or threatened breach of any



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provision of provisions of this Agreement relating to non-competition and confidentiality shall entitle the Company, in addition to any other legal or equitable remedies available to it, to apply to any court of competent jurisdiction to enjoin such breach or threatened breach without the posting of any bond or any security.

               9. REPAYMENT OF INDEBTEDNESS. The Company may set off the indebtedness of Mr. Kennedy to the Company in the original principal amount of $87,500 plus accrued interest, against the bonus payment to be made pursuant to
Section 5(e) hereof; provided, however, that the Company may not set off the first $100,000 of such bonus payment.

               10. DIVISIBILITY OF AGREEMENT. In the event that any term, condition or provision of this Agreement is for any reason rendered void, all remaining terms, conditions and provisions shall remain and continue as valid and enforceable obligations of the parties hereto.

               11. NOTICES. Any notices or other communications required or permitted to be sent hereunder shall be in writing and shall be duly given if personally delivered or sent postage pre-paid by certified or registered mail, return receipt requested, or sent by electronic transmission and confirmed by mail within two business days of such transmission, as follows:


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                             (a)  If to Mr. Kennedy:
                                  1580 North Peters Lane
                                  Stratford, Connecticut 06497

                             (b)  If to Forschner:
                                  The Forschner Group, Inc
                                  One Research Drive
                                  Shelton, Connecticut 06484

Either party may change his or its address for the sending of notice to such party by written notice to the other party sent in accordance with the provisions hereof.

               12. MERGER. This Agreement merges and supersedes any and all other agreements between the parties hereof related in any way to the employment of Mr. Kennedy including the letter agreement between the Company and Mr. Kennedy dated October 6, 1995 and the letter agreement between the Company and Mr. Kennedy dated October 6, 1995 relating to Mr. Kennedy's stock options which letter agreements are hereby terminated. This Agreement may not be altered or amended except by a writing, duly executed by the party against whom such alteration or amendment is sought to be enforced.

               12. ARBITRATION. All claims arising out of or in connection with Mr. Kennedy's employment by the Company shall be subject to binding arbitration under the rules of the American Arbitration Association in the City of New York. In so agreeing, the parties understand that they may be giving up the right to have such claims tried in court or enforced by a regulatory



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agency, but they have elected to have such claims covered by this alternate dispute resolution procedure.

               13. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the state of Connecticut with respect to agreements made and to be performed wholly therein.

               14. ASSIGNMENT. This Agreement is personal and non-assignable by Mr. Kennedy. It shall inure to the benefit of any corporation or other entity with which the Company shall merge or consolidate or to which the Company shall lease or sell all or substantially all of its assets and may be assigned by the Company to any affiliate of the Company or to any corporation or entity with which such affiliate shall merge or consolidate or which shall lease or acquire all or substantially all of the assets of such affiliate.

               15. COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.



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               IN WITNESS WHEREOF, each of the parties hereto has executed this
Agreement as of the day and year first above written.


                                             /s/ James W. Kennedy
                                             -------------------------------
                                                 James W. Kennedy



                                            THE FORSCHNER GROUP, INC.



                                         By: /s/ Thomas D. Cunningham
                                             -------------------------------
                                              Title:




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